POMEROY IT SOLUTIONS, INC. ANNOUNCES RESIGNATION OF CFO AND NONCOMPLIANCE NOTICE FROM NASDAQ

Hebron, KY; November 25, 2005; Pomeroy IT Solutions, Inc. (NASDAQ: PMRY), today announced the resignation of Michael E. Rohrkemper, a Director and the Chief Financial Officer, Treasurer and Secretary of Pomeroy, effective November 18, 2005. Mr. Rohrkemper has agreed to continue as a consultant for a period of ninety days to assist with the transition. Pomeroy also announced that because it did not file its Form 10-Q for the quarter ended October 5, 2005 within the 5-day extension period provided by its Notification of Late Filing on Form 12b-25 filed on November 14, 2005, it received a Nasdaq Staff Determination on November 23, 2005 indicating that the Company is not in compliance with the continued listing requirements of NASD Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company's request for continued listing. The Staff Determination notification is standard procedure when a company fails to complete a required SEC filing in a timely manner. Pomeroy's delay in filing its Form 10-Q is the only listing deficiency cited in the notice. As of the opening of business on November 28, 2005, an "E" will be appended to Pomeroy's trading symbol, "PMRY," to reflect its noncompliance with Rule 4310(c)(14).

As previously disclosed by Pomeroy in its Form 12b-25, the Company is unable to complete its financial statements for the third quarter of fiscal 2005 because it has identified errors relating to service billing and cost calculations. The errors relate to problems with new IT systems and processes for services revenues that were implemented during the latter part of the first quarter of fiscal 2005. The new IT systems converted and integrated the prior systems and processes used by the Company and Alternative Resources Corporation, the services business acquired by the Company during fiscal 2004.

As a national solutions provider, Pomeroy provides services that include: outsourcing, application development, systems integration and other maintenance and support services. The Company maintains a workforce of 3,000+ skilled, technical employees with the capabilities to plan, design, implement and support all categories of its consulting, infrastructure and lifecycle solutions offerings. Pomeroy helps clients leverage IT as an enabler to increase productivity, reduce costs and improve profitability. Pomeroy has clientele across a broad spectrum of industries, governments and educational organizations. The Company reported revenues of $742 million for the year ended January 5, 2005.

Certain of the statements in the preceding paragraphs regarding reporting financial results constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, total actual revenue received, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel, the nature and extent of the accounting errors identified, the time required by us to compile information necessary to complete our financial statements, and the time required by our auditors to complete the review of our Form 10-Q.